                                                                     Exhibit 8.2

            [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON]

(212) 373-3000

                                  May 17, 2002

MeriStar Hospitality Operating
 Partnership, L.P.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

MeriStar Hospitality Finance Corp. III
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

                  Re: MeriStar Hospitality Operating Partnership, L.P. and MeriStar Hospitality Finance Corp. III $400,000,000 9-1/8% Senior Notes due 2011

Dear Sir or Madam:

                  We have acted as special United States tax counsel for MeriStar Hospitality Operating Partnership, L.P. (the "Issuer") and MeriStar Hospitality Finance Corp. III (the "Co-Issuer" and, together with the Issuer, the "Issuers") in connection with the offer to exchange $400,000,000 aggregate principal amount of the Issuers' 9-1/8% Senior Notes due 2011 (the "Exchange Notes"), which have been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), for (A) $200,000,000 aggregate principal amount of the Issuers' outstanding 9-1/8% Senior Notes due 2011 and
(B) $200,000,000 aggregate principal amount of outstanding 9-1/8% Senior Notes due 2011 issued by the Issuer and MeriStar Hospitality Finance Corp. (the "Exchange Offer").

                  We are giving this opinion in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), relating in part to the registration by the Issuers of the Exchange Notes to be offered in the Exchange Offer, filed by the

Issuers and MeriStar Hospitality Finance Corp. II with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder.

                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

                  Our opinion is based upon existing United States federal income and estate tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  We hereby confirm the opinion set forth under the caption "United States Federal Tax Considerations" in the second prospectus in the Registration Statement relating to the Exchange Notes. While such description discusses the material anticipated United States federal income tax consequences applicable to certain holders of Exchange Notes, it does not purport to discuss all United States federal income tax considerations and our opinion is limited to those United States federal income tax considerations specifically discussed therein.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as special United States tax counsel to the Issuers. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

                  We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and we further consent to the use of our name under the caption "United States Federal Tax Considerations" in the second prospectus in the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.

                                        Very truly yours,


                           /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON